UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Luby’s, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 3, 2008, Luby’s, Inc. issued the following press release:

Contact: Rick Black, 713-329-6808

Matthew Sherman / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Dan Burch / Charlie Koons

MacKenzie Partners, Inc.

212-929-5500

FOR IMMEDIATE RELEASE

EGAN-JONES PROXY SERVICES RECOMMENDS LUBY’S SHAREHOLDERS VOTE FOR

ALL FOUR OF LUBY’S QUALIFIED DIRECTORS AND REJECT RAMIUS NOMINEES

HOUSTON, TX, January 3, 2008 – Luby’s, Inc. (NYSE: LUB) today announced that Egan-Jones Proxy Services, a leading independent proxy voting and corporate governance advisory firm, recommended that Luby’s shareholders vote FOR all four Luby’s directors and reject Ramius’ nominees at the Company’s Annual Meeting of Shareholders on Tuesday, January 15, 2007.

Chris Pappas, President and CEO, said, “We are pleased that Egan-Jones supports the re-election of all four of Luby’s directors. The Egan-Jones recommendation reaffirms our belief that we have the right Board in place with the right skills in areas that are critical to the continued success of Luby’s strategic growth plan.”

In its January 3, 2008 report, Egan Jones concluded, “the management nominees appear qualified, and we recommend a vote “FOR” the nominees listed on the management’s WHITE PROXY CARD.” * In its analysis Egan Jones stated:

“We agree with the criticism that the fast food restaurant experience that Ramius’ nominees possess is only indirectly relevant to Luby’s casual dining concept, which features a wide variety of food made from scratch, whereas Luby’s directors have extensive experience in the casual dining sector.”*

In its report, Egan Jones also stated:

“While Ramius has proposed to releverage the Company’s balance sheet through the sale and leaseback of the Company’s real estate, the Board and management of the Company are on record that they evaluated Ramius’ suggestion and determined it would deplete the Company’s assets, resulting in Luby’s paying more each year to rent the properties than the Company generates in net income. The Company opines that by owning, rather than leasing, the Company’s properties, Luby’s will generate better operating margins and greater cash flow returns.”*

*	Permission to use quotations was neither sought nor obtained.

Luby’s shareholders who have any questions or need assistance voting their WHITE proxy card should contact the Company’s investor relations department at (713) 329-6808 or investors@lubys.com, or MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885.

About Luby’s

Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states. Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at http://www.lubys.com.

Additional Information

In connection with the solicitation of proxies, Luby’s has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on November 29, 2007 (the “Proxy Statement”). The Proxy Statement contains important information about Luby’s and the 2008 Annual Meeting of Shareholders. Luby’s shareholders are urged to read the Proxy Statement carefully.

On November 29, 2007, Luby’s began the process of mailing the Proxy Statement, together with a WHITE proxy card. Shareholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Luby’s through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents also may be obtained free of charge from Luby’s by contacting Investor Relations in writing at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040; or by phone at 713-329-6808; or by email at investors@lubys.com. The Proxy Statement is also available on Luby’s website at www.lubys.com/06aboutusFilings.asp. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, MacKenzie Partners, Inc., by phone toll-free at 1-800-322-2885.

Luby’s and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Shareholders. You can find information about Luby’s directors and executive officers in the Proxy Statement.

Forward-Looking Statements

This document contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this document, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including any statements regarding plans for expansion of the Company’s business, scheduled openings of new units, the implementation of the Company’s strategic growth plan, the effect of alternative business plans and expectations concerning unit sales and investor returns. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Some of the factors that could cause actual future results to differ materially are described under the caption “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, which may be obtained free of charge at the SEC’s website at www.sec.gov or from Luby’s at www.lubys.com.

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